SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  [x]
Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[x] Preliminary Proxy Statement       [ ] Confidential, for Use of
                                          the Commission Only (as
                                          permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                           JACKPOT ENTERPRISES, INC.
_____________________________________________________________________________
                (Name of Registrant as Specified in its Charter)


_____________________________________________________________________________
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:
    _________________________________________________________________________

2)  Aggregate number of securities to which transaction applies:
    _________________________________________________________________________

3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
    _________________________________________________________________________

4)  Proposed maximum aggregate value of transaction:
    _________________________________________________________________________

5)  Total fee paid:
    _________________________________________________________________________

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:
        _____________________________________________

    2)  Form, Schedule or Registration Statement No.:
        _____________________________________________

    3)  Filing Party:
        _____________________________________________

    4)  Date Filed:
        _____________________________________________

                          JACKPOT ENTERPRISES, INC.
                           1110 Palms Airport Drive
                           Las Vegas, Nevada 89119
                                (702) 263-5555


                                     October 24, 2000

Dear Stockholders:

     On behalf of the Board of Directors and management of Jackpot Enterprises, Inc. (the "Company"), I cordially invite you to attend the Annual Meeting of Stockholders to be held on December 6, 2000, at 9:00 a.m. local time, at the Harvard Club of New York City located at 27 West 44th Street, New York, NY 10036.

     The matters to be acted upon at the meeting are fully described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. In addition, the directors and executive officers of the Company will be present to respond to any questions that you may have.

     This year stockholders may vote their shares by using a toll-free telephone number or via the Internet. Instructions for using these convenient new services are enclosed. Please complete, date, sign and mail the enclosed proxy card in the return envelope provided, use the toll-free telephone number, or vote via the Internet promptly, regardless of whether you plan to attend the Annual Meeting, so that your vote may be recorded. If you attend the Annual Meeting, and I hope you will, you may vote your shares in person even if you have previously mailed in a proxy card.

     We look forward to greeting our stockholders at the meeting.

                                          Sincerely,


                                          Allan R. Tessler
                                          Chairman

                          JACKPOT ENTERPRISES, INC.
                           1110 Palms Airport Drive
                           Las Vegas, Nevada 89119

                         Telephone Number: (702) 263-5555

                      NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            To Be Held December 6, 2000

To the Stockholders of Jackpot Enterprises, Inc.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Jackpot Enterprises, Inc., a Nevada corporation ("Jackpot"), will be held at the Harvard Club of New York City located at 27 West 44th Street, New York, NY 10036 on December 6, 2000 at 9:00 a.m., local time, for the purpose of considering and acting upon:

     (1) the election of four directors of Jackpot to serve as the Board of Directors until the next Annual Meeting of Stockholders and until their successors are elected and qualified (the "Director Proposal");

     (2) a proposal to ratify the appointment of Deloitte & Touche LLP as Jackpot's independent auditors for the fiscal year ending June 30, 2001 (the "Auditor Proposal");

     (3) to ratify issuance by the Company of a portion of its recent issuance of an aggregate of up to $27.75 million of convertible subordinated promissory notes as required by the New York Stock Exchange (the "Debt Proposal");

     (4) to consider and act upon a proposal to amend the Company's Articles of Incorporation changing the Company's name to J Net Enterprises, Inc. (the "Name Change Proposal"); and

     (5) to conduct such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on October 24, 2000 as the record date for determining Stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof. Stockholders will not be entitled to appraisal rights in connection with the matters to be voted on at the Annual Meeting.

     A proxy and postage prepaid return envelope are enclosed for your convenience.

                                   By Order of the Board of Directors,


                                   ALVIN J. HICKS
                                   Secretary
October 24, 2000

     It is important that your shares be represented at the Annual Meeting. This year stockholders may vote their shares by using a toll-free telephone number or via the Internet. Instructions for using these convenient new services are enclosed. Please complete, date, sign and mail the enclosed proxy card in the return envelope provided, use the toll-free telephone number, or vote via the Internet promptly, regardless of whether you plan to attend the Annual Meeting, so that your vote may be recorded. If you are present at the Annual Meeting, you may withdraw your proxy and vote in person if you so desire.

                          JACKPOT ENTERPRISES, INC.
                          1110 Palms Airport Drive
                           Las Vegas, Nevada 89119
                      Telephone Number: (702) 263-5555

                                PROXY STATEMENT
____________________________________________________________________________
General

     This Proxy Statement, including the Notice of Annual Meeting of Stockholders, (the "Proxy Statement") is furnished to the holders ("Stockholders") of Common Stock, par value $.01 per share (the "Common Stock"), of Jackpot Enterprises, Inc., a Nevada corporation ("Jackpot" or the "Company"), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders of Jackpot to be held on December 6, 2000, including any adjournment or adjournments thereof (the "Annual Meeting"). A copy of the Notice of Annual Meeting of Stockholders accompanies this Proxy Statement. It is anticipated that the mailing of this Proxy Statement and the accompanying Proxy Card will commence on or about October 24, 2000.

     The Board of Directors believes that a vote in favor of the Director Proposal, approval of the Auditor Proposal, a vote in favor of the Debt Proposal, and approval of the Name Change Proposal (collectively, the "Proposals") are in the best interests of the Company and its Stockholders.

     The Board of Directors does not know of any matter that is expected to be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement. However, if other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment.

     All proxies received pursuant to this solicitation will be voted FOR the Proposals, except as to matters where authority to vote is specifically withheld and where another choice is specified as to the Proposal, in which event, they will be voted in accordance with such specification. If no instructions are given, the persons named in the proxy solicited by the Board of Directors of Jackpot intend to vote FOR the Director Proposal, FOR the Auditor Proposal, FOR the Debt Proposal and FOR the Name Change Proposal.

Record Date; Stockholders Entitled to Vote; Quorum

     Only Stockholders of record at the close of business on October 24, 2000, the record date (the "Record Date") for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, Jackpot had outstanding 8,974,846 shares of Common Stock. Shares of Common Stock are the only securities of Jackpot entitled to vote at the Annual Meeting and each share outstanding as of the Record Date will be entitled to one vote. The presence in person or by proxy of the Stockholders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting.

Vote Required For Approval

     Nevada law requires that each of the four nominees for director be elected by the affirmative vote of a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and that the ratification of the appointment of the Company's independent auditors be approved by the affirmative vote of a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting. The Debt Proposal requires Stockholder approval by the majority of votes cast, provided that the total votes represent over fifty percent (50%) in interest of all securities entitled to vote on the proposal. The Name Change Proposal requires the majority of the outstanding shares of common stock.

Revocability of Proxies

     A Stockholder who dates, signs and returns the enclosed form of proxy may revoke the proxy at any time before it is voted by submitting to the Secretary of Jackpot a duly executed written revocation or a proxy bearing a later date. Attendance at the Annual Meeting shall not have the effect of revoking a proxy unless the Stockholder so attending shall, in writing, so notify the Secretary of the Company at any time prior to the voting of the proxy.

Solicitation of Proxies

     The Company will bear the cost of soliciting proxies in the accompanying form. In addition to the use of the mails, proxies may be solicited personally or by telephone by directors, officers or employees of the Company, none of whom will receive any compensation therefore in addition to their regular remuneration. The Company will reimburse brokers and certain other persons holding stock in their names or in the names of nominees for their expenses in sending proxy materials to principals and obtaining their proxies, which are anticipated to total $15,000.

     The Company has retained MacKenzie Partners, Inc. to aid in the solicitation of proxies from brokers, banks, nominees and other institutional owners and non-objecting beneficial owners and individual holders of record, by personal interview, telephone, telegram or mail. The Company will pay MacKenzie Partners, Inc. a fee of $6,500 and will reimburse MacKenzie Partners, Inc. for certain expenses incurred by it.

Voting of Proxies

     Proxies will be voted in accordance with the instructions indicated thereon. A validly executed proxy which does not indicate instructions will be voted FOR each of the Proposals. The Annual Meeting will be held for the transaction of business described above and for the transaction of such other business as may properly come before the Annual Meeting. Proxies will confer discretionary authority with respect to any other matters which may properly be brought before the Annual Meeting. At the date of this Proxy Statement, the only business which the Company's management intends to present, or knows that others will present, is that described in this Proxy Statement. If other matters properly come before the Annual Meeting, the persons holding proxies solicited hereunder intend to vote such proxies in accordance with their judgment on all such matters.

Tabulation of Votes

     All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes will be counted as present in determining whether the quorum requirement is satisfied. Abstentions will be counted towards the tabulation of votes cast on the Proposals and will have the same effect as negative votes. Broker non-votes are not counted for any purpose in determining whether a matter has been approved.

     The presence of a quorum for the Annual Meeting, defined here as a majority of the votes entitled to be cast at the Annual Meeting, is required.

                                PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

     At the Annual Meeting, four directors are to be elected, each to hold office (subject to Jackpot's By-Laws) until the next Annual Meeting of Stockholders and until a respective successor has been elected and qualified. If any nominee listed in the table below should become unavailable for any reason, which management does not anticipate, the proxy will be voted for any substitute nominee or nominees who may be selected by the Board of Directors prior to or at the Annual Meeting, or, if no substitute is selected by the Board of Directors prior to or at the Annual Meeting, for a motion to reduce the membership of the Board to the number of nominees available. The information concerning the nominees and their security holdings has been furnished by them to Jackpot.

     The directors of Jackpot (none of whom has a family relationship with one another, and each of whom is a nominee for election as a director at the Annual Meeting) are as follows:


     Name                     Age             Position
_______________________       ___             _____________________

Allan R. Tessler              64              Chairman of the Board

Alan J. Hirschfield           65              Director

David R. Markin               69              Director

Robert L. McDonald, Sr.       80              Director

     Allan R. Tessler has served as Chief Executive Officer and Chairman of the Board since March 2000 and May 1994, respectively, and has been a director of Jackpot since 1980. Mr. Tessler also served as Secretary of Jackpot from 1980 through August 1993. He has been Chairman and Chief Executive Officer of International Financial Group, Inc., an international merchant banking firm, since 1987. He was Co-Chairman and Co-Chief Executive Officer of Data Broadcasting Corporation ("DBC"), a securities market data supplier, from June 1992 through February 2000. Mr. Tessler has been Chairman of the Board of Enhance Financial Services, Inc., an insurance holding company, since 1986, and was Chairman of the Board of Great Dane Holdings Inc., a diversified holding company, from 1987 through December 1996. He is also a director of DBC, The Limited, Inc., Allis-Chalmers Corporation and Jasmine Networks, Inc. Mr. Tessler also serves on the boards of certain of the Company's private investee companies.

     Alan J. Hirschfield has been a director of Jackpot since January 2000. Mr. Hirschfield was Co-Chairman of the Board and Co-Chief Executive Officer of DBC from June 1992 to 1999. Prior to becoming Co-Chief Executive Officer in June, 1992, Mr. Hirschfield served as managing director of Schroder Wertheim & Co. Inc. and as a consultant to the entertainment and media industry. He formerly served as Chief Executive Officer of Twentieth Century Fox Film Corp. and Columbia Pictures Inc. from 1980 to 1985 and 1973 to 1978, respectively. Mr. Hirschfield currently serves on the boards of DBC, Cantel Industries, Inc., Chyron Corporation and Alistia, Inc.

     David R. Markin has been a director of Jackpot since 1980. Mr. Markin has been Chairman of the Board, Chief Executive Officer and President of Checker Motors Corporation, an automobile parts manufacturer and taxicab fleet operator since 1970. Mr. Markin was President and Chief Executive Officer of Great Dane Holdings Inc. from 1989 through December 1996. Mr. Markin is also a director of Enhance Financial Services, Inc.

     Robert L. McDonald, Sr. has been a director of Jackpot since 1980. Mr. McDonald is a senior partner in the law firm of McDonald Carano Wilson McCune Bergin Frankovich & Hicks LLP, counsel to Jackpot. Mr. McDonald is a principal stockholder, executive officer and a director of the Little Bonanza, Inc., the corporate owner of the real property and is a major owner in the Bonanza Casino that leases from the Little Bonanza, Inc.

     These individuals will be placed in nomination for election to the Board of Directors. The Board of Directors recommends a vote FOR the election of each of the nominees for director. The shares represented by the proxy cards returned will be voted FOR election of these nominees unless an instruction to the contrary is indicated on the proxy card.

     The Company is currently conducting a search to find an additional independent director.

Committees of the Board of Directors and Meetings

     The Board of Directors held eight meetings during the fiscal year ended June 30, 2000. All directors attended the meetings of the Board of Directors and of the Committees of the Board of Directors on which they served during fiscal 2000. The Board of Directors has an Audit Committee and a Compensation Committee. All of the members of the Audit Committee and the Compensation Committee attended all of the meetings of such Committees held during fiscal 2000. The Board of Directors does not have a Nominating Committee. Such matters are discussed by the Board as a whole.

     The Audit Committee, which presently consists of Messrs. Hirschfield and Markin, held one meeting during fiscal 2000. The Audit Committee reviews and satisfies itself as to the adequacy of the structure of Jackpot's financial organization and as to the proper implementation of the financial and accounting policies of Jackpot. The Audit Committee reviews with Jackpot's independent auditors the scope of the annual audit prior to its commencement and the results of such audit before the release of the Annual Report to Stockholders. More specifically, the Audit Committee (a) reviews Jackpot's financial and accounting policies and procedures with emphasis on any major changes during the year, (b) reviews the results of the audit for significant items and inquiries as to whether the independent auditors are completely satisfied with the audit results, discussing any recommendations and comments the independent auditors may have, and (c) ascertains the degree of cooperation of Jackpot's financial and accounting personnel with the independent auditors. Upon the election by the Board of an additional independent director, such person will be added to the Audit Committee.

     The Compensation Committee, which consists of Messrs. Hirschfield and Markin, makes recommendations to the Board of Directors as to salaries, bonuses, and other forms of compensation for officers and other key employees. During fiscal 2000, the Compensation Committee held one meeting.

                     DIRECTOR AND EXECUTIVE COMPENSATION

     Executive Compensation. The following table sets forth certain information concerning compensation for those persons who were (i) the Chief Executive Officer, and (ii) the other most highly paid executive officers whose total annual salary and bonus exceeded $100,000 (collectively, the "Named Executives") for service provided for the fiscal years ended June 30, 2000, 1999 and 1998.



                            SUMMARY COMPENSATION TABLE

                                                          Long-Term Compensation
                                                          ____________________________
                          Annual Compensation             AWARDS     PAYOUTS
                    __________________________________    __________ _______
                                                          Stock
Name and                                     Other        Option
Principal Fiscal                             Annual       Awards (in  LTIP   All Other
Position   Year   Salary     Bonus        Compensation    shares)    Payout  Compensation
   (1)                                      (2)          (3)
_________ ______ ________   ________      ____________    __________ _______ _____________

Allan R.   2000  $     --   $     --       50,000 (4)       57,500     --    $  102,496 (5)
Tessler    1999  $     --   $     --       50,000 (4)       27,500     --    $       --
Chief      1998  $     --   $     --       50,000 (4)       27,500     --    $       --
Executive
Officer and
Chairman of
the Board

Mark W.    2000  $  9,091   $     --          --           300,000     --    $       --
Hobbs (6)  1999  $     --   $     --          --                --     --    $       --
President  1998  $     --   $     --          --                --     --    $       --
and Chief
Operating
Officer

Steven L.  2000  $  7,576   $     --          --           200,000     --    $       --
Korby (7)  1999  $     --   $     --          --                --     --    $       --
Executive  1998  $     --   $     --          --                --     --    $       --
Vice
President
and Chief
Financial
Officer

George     2000  $175,000   $100,000 (8)      --            60,000     --    $       --
Congdon    1999  $160,000   $ 90,000 (8)      --            25,000     --    $       --
Senior     1998  $145,000   $ 65,000 (8)      --            30,000     --    $       --
Vice
President-
Operations

Bob Torkar 2000  $165,000   $100,000 (8)      --            60,000    --     $       --
Senior     1999  $150,000   $ 90,000 (8)      --            20,000    --     $       --
Vice       1998  $145,000   $ 55,000 (8)      --            30,000    --     $       --
President-
Finance,
Treasurer
and Chief
Accounting
Officer

Don R.     2000  $483,333   $     --          --            30,000    --     $3,035,506 (10)
Kornstein  1999  $725,000   $350,000 (11)     --            27,500    --     $    7,217 (12)
(9)        1998  $725,000   $ 97,000 (13)     $98,603(14)   27,500    --     $    9,228 (12)
Former
President
and
Chief
Executive
Officer

(1)  Reflects the primary capacity served during fiscal 2000.

(2) The Named Executives each received certain perquisites, the aggregate value of which did not exceed, as to any Named Executive in any of the last three fiscal years, the lesser of $50,000 or 10% of such Named Executive's annual salary and bonus.

(3) Represents the number of shares subject to options granted during the respective fiscal year.

(4) Includes fees earned by Mr. Tessler for services on the Board of Directors and Compensation Committees of the Board of Directors. Mr. Tessler did not receive a salary or bonus during fiscal 2000.

(5) Includes value of 6,935 shares received via exercise of options, having a value on the date of exercise of $99,688. Also includes $2,808 for group life insurance premiums paid by Jackpot for the benefit of Mr. Tessler.

(6) Mr. Hobbs was appointed President and Chief Operating Officer on June 21, 2000.

(7) Mr. Korby was appointed Executive Vice President and Chief Financial Officer on June 21, 2000.

(8)  Represents a discretionary bonus awarded based on performance.

(9) On February 29, 2000, Mr. Kornstein and the Company agreed that his employment and position on the Board of Directors would terminate. Mr. Tessler was appointed Chief Executive Officer effective March 1, 2000.

(10) In connection with the termination of his employment agreement, the Company paid Mr. Kornstein $2,906,419 for severance compensation and accrued vacation. In addition, Mr. Kornstein received $99,688 in value associated with receipt of 6,935 shares, via exercise of options previously granted, $7,217 of premiums paid by Jackpot for term life insurance, and $60,417 under a consulting agreement.

(11) Includes incentive compensation of $60,000 based on a predetermined formula with respect to fiscal 1999 and an additional bonus of $290,000 which, although it was discretionary, was awarded in part because of the Company's receipt of a break-up fee as a result of the merger agreement with Player's.

(12) Represents premiums paid by Jackpot for term life insurance for the benefit of Mr. Kornstein.

(13) Bonus calculated on a predetermined formula.

(14) Includes $78,867 for reimbursement by Jackpot to Mr. Kornstein for relocation related costs associated with the sale of Mr. Kornstein's residence. Pursuant to his employment agreement, such reimbursement included $32,375 for taxes.

     Option Grants. The following table summarizes information concerning individual grants of options, including the potential realizable dollar value of grants of options made during the fiscal year ended June 30, 2000, to each Named Executive, assuming that the market value of the underlying security appreciates in value, from the date of grant to the end of the option term, at the assumed rates indicated in the following table.

                          FISCAL 2000 OPTION GRANTS


                                                                         Potential
                                                                         Realizable
                                                                         Value at Assumed
                                                                         Rates of Stock
                                                                         Price
                                                                         Appreciation for
                   Individual Grants                                     Option Term (1)
_________________________________________________________________________________________
                                  Percent
                      Number of   of Total
                      Securities  Options
                      Underlying  Granted to      Exercise
                      Options     Employees (2)   Price      Expiration
Name                  Granted (#) in Fiscal Year  ($/Share)  Date           5%($)       10%($)
____________________  ___________ ______________  _________  __________  ___________  __________

Allan R. Tessler (3)    30,000         2%          $ 9.00     09/14/09   $  170,100    $  431,400
Allan R. Tessler (4)    27,500         2%          $10.00     06/30/05   $   75,900    $  168,025

George Congdon  (5)     30,000         2%          $ 8.63     08/25/09   $  167,720    $  412,380
George Congdon  (6)     30,000         2%          $12.63     06/30/10   $  238,200    $  603,630

Bob Torkar (5)          30,000         2%          $ 8.63     08/25/09   $  167,720    $  412,380
Bob Torkar (6)          30,000         2%          $12.63     06/30/10   $  238,200    $  603,630

Steven L. Korby (7)    200,000        13%          $13.13     06/21/10  $1,650,800     $4,183,600

Mark W. Hobbs (7)      300,000        20%          $13.13     06/21/10  $2,476,200     $6,275,400

Don R. Kornstein (3)    30,000         2%          $ 9.00     09/14/09  $  170,100     $  431,400

______________________
(1) The dollar amounts under these columns are the result of calculations at annualized rates of 5% and 10%, respectively, which were established by rules promulgated by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of Jackpot's Common Stock price.

(2) Total options granted include options to purchase an aggregate of 707,500 shares of Common Stock granted to the Board of Directors.

(3) The 30,000 options granted on September 14, 1999 will vest 50% on each of the first and second anniversaries of the date of grant and shall be subject to accelerated vesting under certain circumstances. Such options expire ten years from date of grant.

(4) As a member of the Board of Directors on June 30, 2000, Mr. Tessler was automatically granted an option to purchase 27,500 shares of Common Stock on such date. Pursuant to the 1992 Incentive and Non-qualified Stock Option Plan, the exercise price for each June 30 automatic grant will be the fair market value of the Common Stock on the following September 30. For purposes of computing the potential realizable value of stock price appreciation for Mr. Tessler's option grant, an exercise price of $9.50, representing the fair market value of the Common Stock on September 29, 2000 was used.

(5) Such options vest 50% on each of the first and second anniversaries of the date of grant and expire 10 years from date of grant.

(6) Options vest 100% one year from date of grant and expire 10 years from date of grant.

(7) Such options become exercisable on June 21, 2001, June 21, 2002 and June 21, 2003.

     Option Exercises and Fiscal Year-End Values. The following table summarizes information with respect to the exercise of options to purchase Common Stock of Jackpot during the last fiscal year by each of the Named Executives and the value of unexercised options held by each of them as of the end of fiscal 2000.

                     AGGREGATED OPTION EXERCISES IN FISCAL 2000
                         AND FISCAL YEAR-END OPTION VALUES

                                            Number of               Value of Unexercised
                     Shares                 Unexercised Options     In-the-Money Options
                     Acquired    Value      at Fiscal Year-End (#)  at Fiscal Year-End (#)
                     on Exercise Realized   Exercisable/            Exercisable/
Name                    (#)        ($)      Unexercisable           Unexercisable (1)
__________           ___________ ________   ______________________  _______________________

Mark W. Hobbs             -          -              0/300,000           $        0/$      0

Steven L. Korby           -          -              0/200,000           $        0/$      0

George Congdon            -          -         65,000/ 60,000           $   74,375/$120,000

Bob Torkar                -          -         60,000/ 60,000           $   72,500/$120,000

Don R. Kornstein (2)    6,935     $99,688     810,000/ 30,000           $2,646,094/$108,750
___________________


(1) Based on the closing price of $12.625 for Jackpot's Common Stock on the New York Stock Exchange on June 30, 2000.

(2) Mr. Kornstein received 6,935 shares upon the exercise of the stated option. The value was derived from the fair market value of the shares on the date of exercise.

     Director Compensation. Directors who are not salaried employees of the Company receive annual fees of $32,000. In addition, a director who serves as a member of the Compensation Committee and/or Audit Committee is entitled to receive $10,800 and $7,200, respectively, per year. For the fiscal year ended June 30, 2000, Messrs. Tessler, Markin, Hirschfield and McDonald received aggregate fees of $50,000, $50,000, $13,333 and $42,800, respectively.

     The 1992 Incentive and Non-qualified Stock Option Plan (the "1992 Plan") provides that each individual who is a member of the Board of Directors on June 30 of any year, including any future director on any such date, will automatically be granted a nonqualified option to purchase 27,500 shares of Common Stock on each such June 30. The exercise price for each June 30 grant will be 100% of the fair market value of the Common Stock on the following September 30. Each option granted to a director will become exercisable after September 30 of each year and expire five years from the date of grant. On June 30, 2000 options to purchase an aggregate of 110,000 shares of Common Stock (27,500 each to Messrs. Tessler, Hirschfield, Markin and McDonald) were automatically granted at an exercise price of $9.50 per share pursuant to the terms of the 1992 Plan.

Employment Agreements

     On February 29, 2000, Mr. Kornstein and the Company mutually agreed that his employment and position on the Board or Directors would terminate on that date. On March 10, 2000 pursuant to the terms of Mr. Kornstein's employment agreement and a Termination Agreement, the Company paid $2,906,914 to Mr. Kornstein for severance and accrued vacation costs. In addition, a consulting agreement between the Company and Mr. Kornstein was executed. For the period of March 1, 2000 through April 30, 2000 Mr. Kornstein received payments of $60,417 pursuant to the terms of the Consulting Agreement.

     The Company has employment agreements with George Congdon, Senior Vice President-Operations and Bob Torkar, Senior Vice President-Finance, which expire on June 30, 2001. In the event of termination or Mr. Congdon and Mr. Torkar's employment, as defined in their respective agreements, Mr. Congdon and Mr. Torkar would receive severance payments and be entitled to a bonus and option grants for fiscal year 2001. The aggregate contingent liability at June 30, 2000 under such agreements is $1,140,000. In addition, Messrs. Congdon and Torkar's unvested stock options would become immediately vested. The expiration dates of such options also become earlier of the stated expiration of the initial grant or 24 months from a termination event, as described in the contract.

     On October 1, 2000 the Company entered into an employment agreement with Mr. Hobbs. Pursuant to the employment agreement, Mr. Hobbs is employed as President and Chief Operating Officer. The employment term commenced as of June 21, 2000 and will expire on June 21, 2003. Mr. Hobbs receives an annual base salary of $300,000. Mr. Hobbs' employment agreement entitles him to participate in an incentive bonus plan payable by the Company on such terms and conditions as determined by the Board or the Compensation Committee, in any event, not to exceed 50% of his base salary. In addition, Mr. Hobbs was granted a non-qualified option to purchase up to 300,000 shares of the Company's Common Stock. The option has an exercise price of $13.125 per share and shall vest as follows: 100,000 shares on June 21, 2001; 100,000 shares on June 21, 2002 and 100,000 shares on June 21, 2003. In addition, the option will vest immediately if the Company terminates Mr. Hobbs' employment without cause or if Mr. Hobbs terminates his employment for good reason. Mr. Hobbs' employment may be terminated for cause, without cause, by voluntary resignation, death or disability. If Mr. Hobbs' employment is terminated by the Company without cause, he shall be entitled to payment of all base salary earned but unpaid, any accrued but unused vacation pay, all expenses not yet reimbursed and all other benefits earned, accrued and owing (including any incentive bonus earned for the applicable fiscal year), plus equal monthly payments in an amount equal to his monthly rate of base salary plus the amount of any incentive bonus paid to him the prior fiscal year, annualized, divided by twelve, for a period the greater of twelve months or the remaining term of his employment with the Company. If he terminates his employment for good reason, such amount will be paid in one lump sum. Pursuant to Mr. Hobbs' agreement, he has the right to buy $2 million of the Company's Convertible Subordinated Notes and to have the Company loan him $1 million to do so.

     Steven L. Korby, Executive Vice President and Chief Financial
Officer, is employed pursuant to an employment agreement that was entered into on October 1, 2000. The employment term commenced as of June
21, 2000 and will expire on June 21, 2003. Mr. Korby receives an annual base salary of $250,000. Mr. Korby's employment agreement entitles him to participate in an incentive bonus plan payable by the Company on such terms and conditions as determined by the Board or the Compensation Committee, in any event, not to exceed 50% of his base salary. In addition, Mr. Korby was granted a non-qualified option to purchase up to 200,000 shares of the Company's Common Stock. The option has an exercise price of $13.125 per share and shall vest as follows: 66,666 shares on June 21, 2001; 66,667 shares on June 21, 2002 and 66,667 shares on June 21, 2003. In addition, the option will vest immediately if the Company terminates Mr. Korby's employment without cause or if Mr. Korby terminates his employment for good reason. Mr. Korby's employment may be terminated for cause, without cause, by voluntary resignation, death or disability. If Mr. Korby's employment is terminated by the Company without cause, he shall be entitled to payment of all base salary earned but unpaid, any accrued but unused vacation pay, all expenses not yet reimbursed and all other benefits earned, accrued and owing (including any incentive bonus earned for the applicable fiscal year), plus equal monthly payments in an amount equal to his monthly rate of base salary plus the amount of any incentive bonus paid to him the prior fiscal year, annualized, divided by twelve, for a period the greater of twelve months or the remaining term of his employment with the Company. If he terminates his employment for good reason, such amount will be paid in one lump sum. Pursuant to Mr. Korby's agreement, he has the right to buy $500,000 of the Company's Convertible Subordinated Notes and to have the Company loan him $250,000 to do so.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee consists of two non-employee directors. Currently the members of the Compensation Committee are Messrs. Markin and Hirschfield. See "Certain Relationships and Related Transactions" for a description of transactions and agreements in which members of the Compensation Committee and their associates were involved. None of the executive officers of Jackpot serves as a director of another corporation in a case where an executive officer of such other corporation serves as a director of Jackpot.

Compensation Committee Report on Executive Compensation

     The compensation of the Named Executives of the Company, as well as other executive officers of the Company, is determined by the Compensation Committee of the Board of Directors. The compensation of the executive officers consists primarily of salary, bonuses and short- and long-term incentives plans, whereby the Company has aligned the executive officers' financial interests with the financial interests of the Stockholders of the Company.

     As determined by the Compensation Committee, an executive officer's total compensation package is comprised of three components: (1) base salary, (2) bonuses and (3) options.

     In addition to base salary, executive officers are eligible to receive annual bonuses, which may be determined based upon the Company's meeting of specific economic targets, which may be set forth in such officer's employment agreement, if any, and at the discretion of the Board of Directors. In determining bonuses within its discretion, the Board acting upon the recommendation of the Compensation Committee will consider the overall operating performance of the Company during the period, as well as the position and responsibility of the executive and the executive's service and contributions to the Company during the year.

     In addition to salary and bonus, executive officers may be granted options to purchase Common Stock. Options are intended to assist in encouraging executive officers, as well as other key management employees, to acquire a proprietary interest in the Company through ownership of its Common Stock. The Company views options as yet another method to bring together the interests of management and Stockholders on a long-term basis. Strong financial performance by the Company over time can be expected to lead to stock price appreciation, enabling the Company's executives to participate in such appreciation, should it be realized.

     In considering which employees, including executive officers, who are to receive option grants, as well as the number of options to be granted, the Compensation Committee considers such employee's position and responsibility, the service, and accomplishments of such employee, the employee's present and future value to the Company, as well as the anticipated length of the employee's future service to the Company. In fiscal 2000, Messrs. Congdon and Torkar each were granted options to purchase 60,000 shares of Common Stock at the market price on the date of grant, which ranged from $8.625 per share to $12.625 per share. In addition, pursuant to the 1992 Plan, directors, including directors who are also employees of the Company, are eligible for an annual automatic grant of an option to purchase 27,500 shares of Common Stock. On June 30, 2000, each director received one such grant relating to services provided in fiscal 2000. For additional information concerning the salary, bonus and stock option grants for the Named Executives, see "Director and Executive Compensation."

     In fulfilling its responsibilities, the Compensation Committee's goal is to closely ally the interests of management and the Stockholders. The Compensation Committee therefore believes that the short- and long-term financial performance of the Company should be a key determinant of overall executive compensation.

David R. Markin
Alan J. Hirschfield

                                 PERFORMANCE GRAPH

     The graph below provides a comparison of the five year cumulative total return (assuming reinvestment of dividends) of the Company's Common Stock with the Standard & Poor's 500 Stock Index (the "S & P 500 Index") and the Dow Jones Casinos Index (the "Industry Group"). The Industry Group consists of six gaming companies. This graph assumes the investment of $100 on June 30, 1992 in each of the Company's Common Stock, the stocks comprising the S&P 500 Index and the stocks comprising the Industry Group. The historical stock price performance of the Company's Common Stock shown on the graph below is not necessarily indicative of future price performance.

     Because of the anticipated change in the business strategy, the industry peer group performance graph in future years will be revised to more closely reflect the Internet-investment business strategy of Jackpot implemented in the third quarter of fiscal year 2000.

                              Cumulative Total Return

                            6/95    6/96     6/97     6/98    6/99     6/00
                           ______  ______   ______   ______  ______   ______

JACKPOT ENTERPRISES, INC.  100.00  129.44   117.34   129.59   87.69   130.24
S & P 500                  100.00  126.00   169.73   220.92  271.19   290.85
DOW JONES CASINOS          100.00  109.20    79.12    74.21   76.82    87.91


        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth as of September 30, 2000, certain information regarding the shares of Common Stock beneficially owned by (i) each beneficial holder of more than five percent of the outstanding shares of Common Stock ("Beneficial Holder"), (ii) each director, (iii) each Named Executive, and (iv) all directors and executive officers of Jackpot as a group.



                     OWNERSHIP OF JACKPOT COMMON STOCK
 ____________________________________________________________________________

                                     Amount and Nature
Name of Beneficial Holder,           of Beneficial
Director, Named Executive            Ownership of            Percent
or Identity of Group                 Common Stock (2)        of Class (2)
_____________________________________________________________________________


Beneficial Holders:
___________________

Gabelli Funds, Inc.                     1,106,000                8.01%
Highfield Capital Management              842,000                6.10%
Don R. Kornstein                          840,000                6.08%
Gilbert Global Equities (3)               744,186                5.39%
David R. Markin (1) (4)                   751,366                5.44%

Directors other than Mr. Markin
_________________________________

Allan R. Tessler (4)                      643,868                4.66%
Alan J. Hirschfield (5)                   578,779                4.19%
Robert L. McDonald, Sr.                   421,484                3.05%

Named Executives other than
Mr. Tessler:
_________________________________

Mark W. Hobbs                             494,046                3.58%
Steven L. Korby                           246,511                1.79%
George Congdon                            125,000                  *
Bob Torkar                                120,000                  *

All directors and executive
officers as a group (8 persons)         3,381,054               24.50%
_____________________________________________________________________________
*  less than one percent

(1) Mr. Markin has an address in care of the Company at 1110 Palms Airport Drive, Las Vegas, Nevada 89119.

(2) Includes shares of Common Stock which may be acquired upon the exercise of vested options held by the following: Mr. Tessler (167,500), Mr. Hirschfield (55,000), Mr. Kornstein (840,000), Mr. Markin (167,500),
     Mr. McDonald (167,500), Mr. Congdon (80,000), Mr. Torkar (75,000) and all directors and executive officers as a group (1,552,500). Excludes shares of Common Stock which may be acquired upon the exercise of unvested options held by the following: Mr. Hirschfield (150,000), Mr. Markin (150,000), Mr. McDonald (150,000), Mr. Congdon (45,000), Mr.
     Torkar (45,000) and all directors and executive officers as a group (540,000). The nature of the beneficial ownership for all the shares is sole voting and investment power.

(3) Includes shares resulting from assumed conversion of Convertible Subordinated Promissory Notes.

(4) Includes 279,070 and 186,047 shares attributable to conversion of Convertible Subordinated Promissory Notes for Messrs. Tessler and Markin, respectively.

(5) Includes 116,279 shares attributable to conversion of Convertible Subordinated Promissory Notes. Excludes 69,767 shares attributable to conversion of Convertible Subordinated Promissory Notes issued to adult relatives of Mr. Hirschfield which are not controlled by Mr.
     Hirschfield, or by an entities controlled by Mr. Hirschfield.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Robert L. McDonald, Sr., a director of Jackpot, is a senior partner in the law firm of McDonald Carano Wilson McCune Bergin Frankovich & Hicks LLP ("McDonald Carano"), counsel to Jackpot. In addition, A. J. Hicks, a partner in McDonald Carano is the Secretary of Jackpot. For the fiscal year ended June 30, 2000, the amount of fees paid by the Company to McDonald Carano, based on representation provided by McDonald Carano to the Company, did not exceed 5% of the gross revenues of such firm for its last full fiscal year. The Company believes that the fees for the services provided by McDonald Carano were at least as favorable to the Company as the fees for such services from unaffiliated third parties.

     In June 2000, the Company issued $6.25 million of Convertible Subordinated Promissory Notes to Messrs. Tessler, Markin and Hirschfield, directors of Jackpot, or to entities controlled by these individuals. As discussed in Proposal #3, stockholder approval is required for such transactions and certain parameters exist as a result of the issuance of securities.

     Mr. Tessler, Chairman and Chief Executive Officer of the Company, owns approximately 15% of J Net Venture Partners LLC (the Manager"), the managing member of Venture I. The Manager will be paid a fee from Venture equal to 20% of the profits, if any, of Venture I after the accumulation of a preferred return to the investors of Venture I. Following the accumulation of a 35% internal rate of return the 20% participation increases to 35%. The Company, which is obligated to advance certain expenses of the Manager will never own less than 51% of the Manager. No profits were paid to Mr. Tessler for the period ended June 30, 2000.

    Under his employment agreement, Mr. Hobbs had the right to buy $2 million of our Convertible Notes and to have the Company lend him $1 million to do so. Rather than effect such purchase Mr. Hobbs entered into an agreement with Mariner LLC, an unaffiliated entity. Mariner purchased $4 million of the Company's Convertible Notes and made an agreement with Mr. Hobbs with respect to his participation in the ownership of $2 million of such amount. Pursuant to the arrangement, Mr. Hobbs obtains the full economic benefit with respect to $1 million of the note including the interest thereon and the potential upside upon conversion to common stock and the sale thereof. With respect to an additional $1 million Mr. Hobbs obtained the potential upside upon conversion to common stock and the sale thereof. Mr. Hobbs is at risk in the event of default on the two million dollar original purchase price and has pledged his limited partnership interests in Mariner GP, LP as collateral against such default.

     Mr. Korby purchased $500,000 of our Convertible Notes. The Company lent Mr. Korby $250,000 pursuant to the terms of a three year note which bears interest at 8% per annum. The Company holds the $500,000 Convertible Note as security.

                                 PROPOSAL NO. 2
                                  APPOINTMENT
                             OF INDEPENDENT AUDITORS

     It is proposed that the Stockholders ratify the appointment by the Board of Directors of Deloitte & Touche LLP as independent auditors for Jackpot for the fiscal year ending June 30, 2001. Deloitte & Touche LLP has served as Jackpot's independent auditors since June 21, 1991. Jackpot expects representatives of Deloitte & Touche LLP to be present at the Annual Meeting at which time they will respond to appropriate questions submitted by Stockholders and may make such statements as they may desire.

     The Board of Directors of Jackpot recommends a vote FOR the Auditor Proposal. Approval by the Stockholders of the appointment of independent auditors is not required, but the Board deems it desirable to submit the matter to the Stockholders for ratification. If the majority of Stockholders voting at the meeting should not approve the selection of Deloitte & Touche LLP, the selection of independent auditors will be reconsidered by the Board of Directors.

                                PROPOSAL NO. 3
                      RATIFICATION OF THE ISSUANCE BY THE
                        COMPANY OF A PORTION OF ITS RECENT
                 ISSUANCE OF AN AGGREGATE OF UP TO $27.75 MILLION
                    OF CONVERTIBLE SUBORDINATED PROMISSORY NOTES

     In connection with its plans to transform the Company from a gaming company into a high growth, technology, Internet infrastructure provider and investment fund manager, the Company has issued an aggregate of up to $27.75 million of Convertible Subordinated Promissory Notes (the "Notes") to certain investors who have entered into subscription agreements with the Company. As set forth below certain of such investors include directors of the Company or entities controlled by such persons. The proceeds of the issuance of the Notes will be contributed by the Company to J Net Ventures I LLC (the "Fund"), an approximately $80 million fund focused on Internet related investments including business-to-business enabling technologies and infrastructure products and services. The Fund will be managed by J Net Venture Partners, LLC, an affiliate of the Company.

     Under the rules of the New York Stock Exchange ("NYSE"), the exchange on which the Company's Common Stock is listed, Stockholder approval is required prior to the issuance by the Company of securities convertible into common stock to a director, officer or substantial security holder, of the Company (collectively, a "Related Party") of: (i) more than one percent (1%) of the number of shares of common stock outstanding before the issuance, or (ii) securities convertible into more than one percent (1%) of the number of the shares of common stock outstanding before the issuance. Allan R. Tessler, David R. Markin and Alan Hirschfield or entities controlled by such persons have subscribed for $3 million, $2 million and $1.25 million, respectively, of principal face amount of Notes and are deemed a "Related Party" of the Company under the rules of the NYSE because they have representation on the Company's Board of Directors. If this proposal is approved by the Stockholders of the Company, the Notes purchased by such persons will be eligible to be converted, into an aggregate of approximately 581,395 shares of Common Stock, representing approximately 6.5% of the Common Stock currently outstanding. In accordance with the terms of the Notes and the rules of the NYSE, if Stockholder approval for this proposal is not obtained then only approximately $955,000 aggregate principal amount of the Notes purchased by each of such persons will be eligible to be converted into Common Stock. Such amount would convert into 88,851 shares of Common Stock, which is equal to just below one percent (1%) of the Company's then outstanding Common Stock. The portion of each of the Notes in excess of $955,000 would not be eligible to convert into Common Stock and would be redeemed by the Company at a redemption price equal to 120% of the face amount of the Note plus accrued interest through the date of redemption.

     Stockholder approval is also required under the NYSE rules to the extent the Company issues securities convertible into Common Stock which, have voting power equal to or in excess of twenty percent of the voting power outstanding prior to issuance. In total, $19,300,000 aggregate principal amount of the Notes will exceed 19.9% of the Common Stock outstanding on the date of issuance. If this proposal is approved by the Stockholders of the Company, an aggregate of 2,581,395 shares of Common Stock, representing approximately 28.8% of the Common Stock currently outstanding will be eligible to be converted, into Common Stock. In accordance with the terms of the Notes and the rules of the NYSE, if Stockholder approval for this proposal is not obtained then only $19,200,000 aggregate principal amount of the Notes will be eligible to convert into Common Stock. Such amount would convert into 1,786,047 shares of Common Stock, which is equal to 19.9% of the Common Stock. The portion of the Notes in excess of $19,200,000 would not be eligible to convert into Common Stock and would be redeemed by the Company at a redemption price equal to 120% of the face amount of the Note plus accrued interest through to the date of redemption.

     The following paragraphs summarize certain provisions of the Notes:

Principal Features of the Notes

The Notes will mature on March 31, 2007 (the "Maturity Date") and, will accrue interest at a rate of 8% per annum, interest will be payable in arrears on the last day of each March, June, September and December commencing with the date each subscriber funds the Company. The Notes may not be prepaid in whole or in part by the Company. The principal amount of the Notes along with any accrued interest thereon is payable on the Maturity Date. Each Note will be convertible into Common Stock commencing: (i) on and after April 1, 2004, if the "market price" (as determined by the principal trading market for the Common Stock or as otherwise specified in the Note) for the Common Stock is greater than the product of 2.5 and the then current conversion price for a period of ten trading days during any twenty consecutive trading days, automatically and (ii) on June 1, 2001 and continuing, up until the Maturity Date, at the option of the holder thereof, at an initial conversion price of $10.75. The conversion price will be subject to adjustment in the event of any subdivision, combination, or reclassification of outstanding shares of Common Stock.

     The issuance of the Notes was approved by the Board of Directors of the Company on January 31, 2000. The initial conversion price was set by the Company in connection with the limited circulation of a Confidential Memorandum prior to the public announcement of the Company's intention to effect its business transformation and was equal to an 18% premium over the then trading twenty day average market price. Commitments to purchase the Notes were received prior to the announcement of the Company's plans. The purchasers of the Notes include persons and entities that the Company believes will help it effect its business plans. They include persons or entities who have agreed to also be investors in the Fund. For example, the lead investor, Gilbert Global Equities, which purchased $8 million principal face amount of Notes, has invested $15 million in the Fund. In addition, $2.75 million principal face amount of Notes were purchased by members of the west coast media and entertainment law firm Ziffren, Brittenham, Branca & Fischer LLP. The Fund expects to receive significant deal flow and industry knowledge from such investors.

     The Company determined not to offer conversion during the first year the Notes remain outstanding to avoid the possibility of an investor profiting from any short term appreciation in the Company's stock price.

     The Notes are unsecured senior subordinated obligations of the Company. Upon any distribution of assets of the Company in connection with any dissolution, winding up or liquidation, the Notes will, by their terms, be subordinate to the prior payment in full of any (i) payment obligations of the Company to any bank, financial institution or other entity regularly engaged in the business of extending credit and all obligations issued for the account of the Company; (ii) other indebtedness which, by its terms, is superior in rights of payment to the Notes and (iii) payment obligations of the Company pursuant to any capitalized lease with an entity which is not an affiliate of the Company, unless such indebtedness expressly provides that it is not superior in right of payment to the Notes. The Notes have no voting rights unless converted into Common Stock.

     The Notes will initially convert into an aggregate of 2,581,395 shares of Common Stock which is equal to 28.8% of the Common Stock outstanding as of October 1, 2000.

Registration

     The Company will undertake to file a registration statement with the Securities and Exchange Commission covering the Common Stock issuable upon conversion of the Notes. It is anticipated that, when issued, the Common Stock underlying the Notes will be listed on the NYSE. The Company does not intend to apply for listing of the Notes on the NYSE or any other recognized securities exchange.

Federal Income Tax Consequences

     The following is a brief description of the federal income tax treatment that will generally apply as a result of the issuance of the Notes, based on the federal income tax laws in effect on the date hereof. BECAUSE THE FOLLOWING PROVIDES ONLY A BRIEF SUMMARY OF THE GENERAL FEDERAL INCOME TAX RULES, INDIVIDUALS SHOULD NOT RELY THEREON FOR INDIVIDUAL TAX ADVICE, AS EACH TAXPAYER'S SITUATION AND THE CONSEQUENCES OF ANY PARTICULAR TRANSACTION WILL VARY DEPENDING UPON THE SPECIFIC FACTS AND CIRCUMSTANCES INVOLVED. RATHER, EACH TAXPAYER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR FOR PARTICULAR FEDERAL AS WELL AS STATE AND LOCAL INCOME AND ANY OTHER TAX ADVICE.

     The Company's payment of interest on the Notes generally will be taxable to a U.S. holder as ordinary interest income at the time such payment is accrued or received, in accordance with the U.S. holder's regular method of tax accounting.

     Upon the sale, exchange, redemption or retirement of the Notes, U.S. holders generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or retirement (other than amounts representing accrued and unpaid interest) and such U.S. holder's adjusted tax basis in the Notes. Such gain or loss generally will be a capital gain or loss. Capital gains realized by an individual U.S. holder are generally subject to a maximum tax rate of 20% in respect of property held in excess of one year.

     A U.S. holder who exercises the conversion rights will not recognize a gain or loss on the receipt of Common Stock. The Common Stock received by such U.S. holder will have a tax basis equal to the basis of the Notes.

     The Board of Directors of Jackpot recommends a vote FOR the ratification of the issuance by the Company of a portion of its recent issuance of an aggregate of up to $27.75 million of Convertible Subordinated Promissory Notes.

                                PROPOSAL NO. 4
                           CHANGE IN COMPANY NAME

     The Board of Directors of the Company has unanimously approved a proposal to amend the Certificate of Incorporation in order to change the name of the Company from Jackpot Enterprises, Inc. to "J Net Enterprises, Inc." The Board of Directors believes that once the contemplated transformation of the Company into an Internet investment company takes effect, the Company's present name will not adequately reflect the transformed business model of the Company and its future prospects. It is believed that the new name will address these concerns.

     Assuming the name change is approved, it will be effected by the filing of a Certificate of Amendment to the Certificate of Incorporation with the Nevada Secretary of State. If the name change is effected, all new share certificates issued by the Company will be printed with the new name. Those stockholders who submit their certificates for exchange will receive new share certificates with the new corporate name.

     The affirmative vote of the holders of record requires the majority of the outstanding shares of common stock.

     The Board of Directors of Jackpot recommends a vote FOR change in company name.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

     Stockholders of Jackpot wishing to include proposals in the proxy material for the next Annual Meeting of Jackpot must submit such proposals in writing so as to be received at the executive offices of Jackpot on or before June 30, 2001. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to Stockholders' proposals.

                               By Order of the Board of Directors


                               ALVIN J. HICKS
                               Secretary
October 24, 2000

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF JACKPOT ENTERPRISES, INC.

ANNUAL MEETING OF STOCKHOLDERS: December 6, 2000

The undersigned stockholder of Jackpot Enterprises, Inc., a Nevada corporation (the "Company"), hereby appoints Allan R.
Tessler and Alvin J. Hicks, or any of them, voting singly in the absence of the others, as his/her/its attorney(s) and proxy(ies), with full power of substitution and revocation, to vote, as designated on the reverse side, all of the shares of Common
Stock, that the undersigned is entitled to vote at the Annual
Meeting of Stockholders of the Company to be held at the Harvard Club of New York City located at 27 West 44th Street,
New York, NY  10036 at 9:00 a.m. (local time), on December 6,
2000, or any adjournment or adjournments thereof, in accordance with the instructions on the reverse side hereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted "FOR" Proposal Nos. 1 2, 3 and 4. The proxies are authorized to vote as they may determine, in their discretion, upon such other business as may properly come before the Annual Meeting.

-----------------------------------------------------------------
                        FOLD AND DETACH HERE

Please mark                |X|
your votes as
indicated in
this example


Proposal No. 1 - the election of four directors of Jackpot to serve as the
                 Board of Directors until the next Annual Meeting of Stockholders and until their successors are elected and qualified (the "Director Proposal");

                 ____ FOR           ____ AGAINST          ____ ABSTAIN


Proposal No. 2 - a proposal to ratify the appointment of Deloitte & Touche
                 LLP as Jackpot's independent auditors for the fiscal year ending June 30, 2001 (the "Auditor Proposal");

                 ____ FOR           ____ AGAINST          ____ ABSTAIN

Proposal No. 3 - to ratify issuance by the Company of a portion of its recent issuance of an aggregate of up to $27.75 million of convertible subordinated promissory notes as required by the New York Stock Exchange (the "Debt Proposal");

                 ____ FOR           ____ AGAINST          ____ ABSTAIN


Proposal No. 4 - to consider and act upon a proposal to amend the Company's
                 Articles of Incorporation changing the Company's name to J Net Enterprises, Inc. (the "Name Change Proposal"); and



                 ____ FOR           ____ AGAINST          ____ ABSTAIN


Proposal No. 5 - to conduct such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

The proxies are authorized to vote as they may determine, in their discretion, upon such other business as may properly come before the Meeting.

Signature: _________________________   Signature:___________________________

Date: _______________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please have partnership name signed by an authorized person.